EXHIBIT 3.1

AMENDMENT TO WASHINGTON MUTUAL, INC.
RESTATED BYLAWS

ARTICLE II

NUMBER OF DIRECTORS

The board of directors of this corporation shall consist of between 14 and 16 members, with the exact number determined from time to time by resolution adopted by the board of directors.